                                                                       EXHIBIT 6

                   [Ladenburg Thalmann & Co. Inc. Letterhead]

                                                              April 16, 1999



The Board of Directors of
Ride, Inc.
8160 304th Avenue SE
Preston, WA  98050

Gentlemen:

         On April 6, 1999 Minotaur Capital, Inc. (the "Purchaser") commenced a tender offer to purchase 51% of all outstanding shares of common stock, no par value, (the "Shares") of Ride, Inc. (the "Company") at $2.25 per share net to the seller in cash via a balloon payment secured by a non-interest bearing promissory note issued by the Purchaser, due and payable within one year of the expiration date of the Tender Offer and upon the terms and subject to the conditions set forth in the Schedule 14D-1 dated April 6, 1999 and Amendment No.1 to Schedule 14D-1 dated April 12, 1999 (taken together the "Tender Offer").

         You have engaged us pursuant to an engagement letter, dated April 15, 1999 (the "Engagement Letter"), between the Company and Ladenburg Thalmann & Co. Inc. ("Ladenburg"). Specifically, Ladenburg has been requested to advise you with respect to the fairness to the stockholders of the Company, from a financial point of view, of the consideration to be received by such holders and to render our opinion (the "Opinion") as to whether or not the consideration to be paid to the stockholders of the Company in connection with the proposed Tender Offer is fair, from a financial point of view, to the stockholders of the Company.

         In conducting our analysis, we reviewed and considered such information as we deemed necessary or appropriate for the purposes of stating our Opinion including, without limitation, the following: (i) Tender Offer Statement on
Schedule 14D-1 filed by the Purchaser with the Securities and Exchange Commission and the draft Solicitation/Recommendation Statement on Schedule 14D-9 which we understand may be filed by the Company with the Securities and Exchange Commission; (ii) certain business and financial information relating to the Company, provided by the Company, including, without limitation, the financial condition and results of operations of the Company, the historical financial performance of the Company, and certain projected financial information; (iii) certain public filings made by the Company with the Securities and Exchange Commission; and (iv) certain publicly available market trading data and historical trading performance data for the Company's common stock. In addition, we conducted such other analyses and examinations and reviewed and considered such other financial, economic and market data as we deemed appropriate in arriving at our Opinion. Ladenburg also met with members of senior management of the Company to discuss, among other things, the historical and prospective industry environment, and financial condition and operating results.

         In rendering our Opinion, we have assumed and relied upon the accuracy, completeness and fairness, without assuming any responsibility for the independent verification of, all financial and other information that was available to us from public sources, that was provided to us by the Company, or that was otherwise reviewed by us. With respect to financial forecasts, we have assumed that they have been reasonably prepared reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, and we do not assume any responsibility for verifying any of the information reviewed by us. Our Opinion is necessarily based upon information available to us, and financial, stock market, economic and other conditions and circumstances existing and disclosed to us, as of the date hereof.

         In conducting our investigation and analyses and in arriving at our Opinion expressed herein, we have taken into account and relied solely on the financial terms and disclosures as outlined in the Tender Offer. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

         Ladenburg, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Ladenburg has been retained by the Board of Directors of the Company to provide this Opinion and has received fees and indemnification against certain liabilities for the services rendered pursuant to this engagement.

         In the ordinary course of business, we actively trade securities for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in the debt or equity securities of the Company.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Tender Offer is inadequate, from a financial point of view, to the stockholders of the Company.

                                    Very truly yours,




                                    LADENBURG THALMANN & CO. INC.


                                       20